Exhibit 99.1

AudioEye Reports Record Second Quarter 2026 Results

Forty-Second Consecutive Period of Record Revenue

TUCSON, Ariz. — August 13, 2026 — AudioEye, Inc. (Nasdaq: AEYE) (“AudioEye” or the “Company”), an industry-leading digital accessibility company, reported financial results for the second quarter ended June 30, 2026.

"This was an outstanding quarter with our forty-second quarter of sequential revenue growth and low double-digit year-over-year ARR growth. Adjusted EBITDA and free cash flow have reached a pivotal point, and GAAP net loss improved sequentially from the first quarter. We are raising our full year adjusted EBITDA guidance and expect to achieve over $15 million of annualized run rate adjusted EBITDA by the end of the year, with meaningful free cash flow generation in the second half of 2026. As our free cash flow continues to scale, we are evaluating options to deploy excess cash, including potential share buybacks and dividends," said Kelly Georgevich, Chief Executive Officer of AudioEye.

Second Quarter 2026 Financial Results

●	Annual Recurring Revenue (“ARR”) as of June 30, 2026, increased sequentially to $42.3M from $41.2M as of March 31, 2026, and increased 11% compared to June 30, 2025.
●	Total revenue increased 9% to a record $10.7M from $9.9M in the same prior year period.
●	Gross profit increased to $8.4M (79% of total revenue) from $7.6M (77% of total revenue) in the same prior year period. The increase in gross profit was driven by continued revenue growth.
●	Adjusted gross margin, which is defined as gross margin adjusted for non-cash items such as stock-based compensation and depreciation and amortization expenses in cost of revenue, was 84% in the second quarter of 2026 compared to 83% in the same prior year period.
●	Operating expenses were $9.0M, an increase of 23% from the comparable prior year period. The increase was primarily due to the prior year quarter including a one-time gain on revaluation of contingent consideration of $1.4M, which did not recur in the current quarter, as well as increased general and administrative expenses in the current quarter, primarily driven by higher litigation expenses.
●	Net loss was $0.9M, or $(0.07) per share, compared to a net loss of $0.0M, or $(0.00) per share, in the same prior year period. The prior year comparable period included a $1.4M one-time gain on revaluation of contingent consideration. Removing this impact, net loss improved due primarily to higher gross profit.
●	Adjusted EBITDA in Q2 2026 was a record $3.0M, and adjusted EPS was $0.23 per share, compared to adjusted EBITDA of $1.9M and adjusted EPS of $0.15 per share in the same prior year period. For Q2 2026, the adjusted EBITDA and adjusted EPS results reflect adjustments primarily for stock-based compensation expense, litigation expense, depreciation and amortization, severance expense, and interest expense.
●	At June 30, 2026, the Company had $8.7M in cash and cash equivalents, an increase of $0.1M from March 31, 2026.

Other Updates

●	AudioEye released the 2026 Digital Accessibility Index on June 25, 2026, scanning over 165,000 pages across 6,100 domains in the U.S. and Europe. The findings revealed a consistent gap between where accessibility programs focus and where risk is the highest, as AI search increasingly routes users past the homepage to less compliant interior pages. The scans also revealed that European sites averaged 25% more accessibility issues per page than U.S. sites.
●	AudioEye appointed Matthew Domeyer as Chief Financial Officer, effective in July 2026. Matt brings finance leadership experience from Flexsteel Industries and PricewaterhouseCoopers, and succeeds Kelly Georgevich, who transitioned from CFO to CEO in May 2026.
●	As of June 30, 2026, AudioEye had approximately 129,000 customers, an increase of 9,000 year-over-year from June 30, 2025, driven by increases in the Partner and Marketplace channel.

Financial Outlook

AudioEye expects revenue of between $10.85M and $11.05M for the third quarter of 2026 and between $43.5M and $44.0M for the full year 2026. The Company expects adjusted EBITDA of between $3.4M and $3.6M for the third quarter of 2026 and at least $12.7M of adjusted EBITDA, or 40% year-over-year growth, for the full year 2026. The Company expects adjusted EPS of between $0.26 and $0.28 per share for the third quarter of 2026 and at least $0.98 per share for the full year 2026.

Conference Call Information

AudioEye management will hold a conference call today, August 13, 2026, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results, followed by a question-and-answer period.

Date: Thursday, August 13, 2026

Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)

U.S. dial-in number: 877-407-8289

International number: 201-689-8341

Webcast: Q226 Webcast Link

Please call the conference telephone number 5-10 minutes prior to the start time. If you have any difficulty connecting with the conference call, please contact Gateway Group at 949-574-3860.

The conference call will also be webcast live and available for replay via the investor relations section of the Company’s website. The audio recording will remain available via the investor relations section of the Company’s website for 90 days.

A telephonic replay of the conference call will also be available after 7:30 p.m. Eastern Time on the same day through August 27, 2026 via the following numbers:

Toll-free replay number: 877-660-6853

International replay number: 201-612-7415

Replay passcode: 13761919

Due to rounding, numbers presented throughout this document may not add precisely to the totals provided and percentages may not precisely reflect the absolute figures.

About AudioEye

AudioEye exists to ensure the digital future we build is accessible. The gold standard for digital accessibility, AudioEye's comprehensive solution combines industry-leading AI automation technology with expert fixes informed by the disability community. This powerful combination delivers industry-leading protection, ensuring businesses of all sizes - including over 129,000 customers such as Samsung, Lands’ End, and Samsonite - meet and exceed compliance standards. With 25 US patents, AudioEye's solution includes 24/7 accessibility monitoring, automated WCAG issue testing and fixes, expert testing, developer tools, and legal protection, empowering organizations to confidently create accessible digital experiences for all.

Forward-Looking Statements
All statements in this press release about AudioEye’s expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance are not historical facts and are “forward-looking statements” as that term is defined under the federal securities laws. Forward-looking statements are often, but not always, made through the use of words or phrases such as “believe”, “anticipate”, “should”, “confident”, “intend”, “plan”, “will”, “expects”, “estimates”, “projects”, “positioned”, “strategy”, “outlook” and similar words. You should read the statements that contain these types of words carefully. Such forward-looking statements contained herein include, but are not limited to, statements regarding future cash flows of the Company, anticipated contributions from new sales channels, long-term growth prospects, opportunities in the digital accessibility industry, our revenue, adjusted EBITDA, adjusted EPS and ARR guidance, and our expectation of investments in marketing and sales. These statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from what is expressed or implied in such forward-looking statements, including the variability of AudioEye’s revenue and financial performance; sales channels and offerings; product development and technological changes; the acceptance of AudioEye’s products in the marketplace; the effectiveness of our integration efforts; competition; inherent uncertainties and costs associated with litigation; and general economic conditions. These and other risks are described more fully in AudioEye’s filings with the Securities and Exchange Commission. There may be events in the future that AudioEye is not able to predict accurately or over which AudioEye has no control. Forward-looking statements reflect management’s view as of the date of this press release, and AudioEye urges you not to place undue reliance on these forward-looking statements. AudioEye does not undertake any obligation to update such forward-looking statements to reflect events or uncertainties after the date hereof.

About Key Operating Metrics

We consider annual recurring revenue (“ARR”) as a key operating metric and a key indicator of our overall business. We also use ARR as one of the primary methods for planning and forecasting overall expectations and for evaluating, on at least a quarterly and annual basis, actual results against such expectations.

We manage customers through two primary channels, Enterprise and Partner and Marketplace. Enterprise channel consists of our larger customers and organizations, including those with non-platform custom websites, who generally engage directly with AudioEye sales personnel for custom pricing and solutions. This channel also includes federal, state and local government agencies. The Partner and Marketplace channel consists of our CMS partners, platform & agency partners, authorized resellers and our marketplace. This channel serves small and medium sized businesses who are on a partner or reseller’s web-hosting platform or who purchase an AudioEye solution from our marketplace.

We define ARR as the sum of (i) for our Enterprise channel, the total of the annualized recurring fee at the date of determination under each active contract, plus (ii) for our Partner and Marketplace channel, the annual or monthly recurring fee for all active customers at the date of determination, in each case, assuming no changes to the subscription, multiplied by 12 if applicable. Recurring fees are defined as revenues expected to be generated from services typically offered as a subscription service or annual service offering such as our automation and platform, periodic auditing, human-assisted technological fixes, legal support and professional service offerings and other services that reoccur on a multi-year contract. This determination includes both annual and monthly contracts for recurring products. Some of our contracts are terminable prior to the expected term, which may impact future ARR. ARR excludes non-recurring fees, which are defined as revenue expected to be generated from services typically not offered as a subscription service or annual service offering such as our PDF remediation services business, one-time mobile application reports, and other miscellaneous services that are offered as non-subscription services or are expected to be one-time in nature.

Use of Non-GAAP Financial Measures

From time to time, we review adjusted financial measures that assist us in comparing our operating performance consistently over time, as such measures remove the impact of certain items, as applicable, such as our capital structure (primarily interest charges), certain non-cash items, including stock compensation and depreciation and amortization expense, and other expenses that do not relate to our core operations, including significant transaction and litigation-related expenses and other costs that are expected to be non-recurring. In order to provide investors with greater insight and allow for a more comprehensive understanding of the information used in our financial and operational decision-making, the Company has supplemented the consolidated financial statements presented on a GAAP basis in this press release with the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA margin, Adjusted earnings (loss) per diluted share (adjusted EPS) and Adjusted gross margin.

These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Company results as reported under GAAP. The Company compensates for such limitations by relying primarily on our GAAP results and using non-GAAP financial measures only as supplemental data. We also provide a reconciliation of non-GAAP to GAAP measures used. Investors are encouraged to carefully review this reconciliation. In addition, because these non-GAAP measures are not measures of financial performance under GAAP and are susceptible to varying calculations, these measures, as defined by us, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Earnings (Loss) per Diluted Share

We define: (i) Adjusted EBITDA as net income (loss), plus interest expense, plus depreciation and amortization expense, plus stock-based compensation expense, less change in fair value of contingent consideration, plus certain litigation expense, plus certain acquisition expense, plus certain severance expense, plus loss on disposal or impairment of long-lived assets, plus loss on extinguishment of debt, and plus lost deposit on alternative financing; (ii) Adjusted EBITDA margin as Adjusted EBITDA as a percentage of GAAP revenue; and (iii) Adjusted earnings (loss) per diluted share (EPS) as net income (loss) per diluted common share, plus interest expense, plus depreciation and amortization expense, plus stock-based compensation expense, less change in fair value of contingent consideration, plus certain litigation expense, plus certain acquisition expense, plus certain severance expense, plus loss on disposal or impairment of long-lived assets, plus loss on extinguishment of debt, and plus lost deposit on alternative financing, each on a per share basis. Adjusted earnings per diluted share includes incremental shares in the share count that are considered anti-dilutive in a GAAP net loss position.

Adjusted Gross Margin

We define Adjusted gross margin as gross profit, plus stock-based compensation expense and depreciation and amortization expense allocated to cost of revenue, expressed as a percentage of total revenue.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted earnings (loss) per diluted share, and Adjusted gross margin are used to facilitate a comparison of our operating performance on a consistent basis from period to period and provide for a more complete understanding of factors and trends affecting our business than GAAP measures alone. All of the items adjusted in these calculations are either recurring non-cash items or items that management does not consider in assessing our ongoing operating performance. In the case of the non-cash items, such as stock-based compensation expense and valuation adjustments to assets and liabilities, management believes that investors may find it useful to assess our comparative operating performance because the measures without such items are expected to be less susceptible to variances in actual performance resulting from expenses that do not relate to our core operations and are more reflective of other factors that affect operating performance. In the case of items that do not relate to our core operations, management believes that investors may find it useful to assess our operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

Adjusted EBITDA is not a measure of liquidity under GAAP, or otherwise, and is not an alternative to cash flow from continuing operating activities, despite the advantages regarding the use and analysis of these measures as mentioned above. Adjusted EBITDA, Adjusted EBITDA margin, Adjusted earnings (loss) per diluted share, and Adjusted gross margin, as disclosed in this press release, have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP; nor are these measures intended to be measures of liquidity or free cash flow.

To properly and prudently evaluate our business, we encourage readers to review the consolidated GAAP financial statements included in this press release and not rely on any single financial measure to evaluate our business. Reconciliations of Adjusted EBITDA to net loss, the most directly comparable GAAP-based measure, Adjusted earnings (loss) per diluted share to net loss per diluted share, the most directly comparable GAAP-based measure, and Adjusted gross margin to gross margin, the most directly comparable GAAP-based measure are provided in tables later in this press release. We strongly urge readers to review these reconciliations, along with the financial statements included in this press release.

Forward-Looking Non-GAAP Financial Measures

This press release and statements made in our conference call today also include the forward-looking non-GAAP financial measures of adjusted EBITDA, adjusted EBITDA margin, adjusted EPS and free cash flow guidance for the third quarter and full year 2026 as well as adjusted EBITDA run-rate expectations. We calculate forward-looking non-GAAP financial measures based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. We have not provided quantitative reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable forward-looking GAAP financial measures because the excluded items are not available on a prospective basis without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. It is probable that these forward-looking non-GAAP financial measures may be materially different from the corresponding GAAP financial measures.

Investor Contact:

Tom Colton

Gateway Group, Inc.

AEYE@gateway-grp.com

949-574-3860

AUDIOEYE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2026	2025	2026	2025
Revenue	$10,716	$9,857	$21,269	$19,590

Cost of revenue	2,267	2,238	4,568	4,233

Gross profit	8,449	7,619	16,701	15,357

Operating expenses:
Selling and marketing	3,650	3,806	7,502	7,520
Research and development	849	1,200	1,959	2,353
General and administrative	4,548	3,731	9,721	7,492
Change in fair value of contingent consideration	—	(1,360)	—	(1,310)
Total operating expenses	9,047	7,377	19,182	16,055

Operating (loss) income	(598)	242	(2,481)	(698)

Other expense:
Interest expense, net	(267)	(244)	(498)	(473)
Loss on extinguishment of debt	—	—	—	(300)
Total other expense	(267)	(244)	(498)	(773)

Net loss	$(865)	$(2)	$(2,979)	$(1,471)

Net loss per common share-basic and diluted	$(0.07)	$(0.00)	$(0.24)	$(0.12)

Weighted average common shares outstanding-basic and diluted	12,489	12,446	12,475	12,418

AUDIOEYE, INC.

CONSOLIDATED BALANCE SHEETS

	(unaudited)
	June 30,	December 31,
(in thousands, except per share data)	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$8,717	$5,288
Accounts receivable, net	6,718	6,557
Prepaid expenses and other current assets	870	777
Total current assets	16,305	12,622

Property and equipment, net	110	146
Right of use assets	310	168
Intangible assets, net	11,437	12,515
Goodwill	6,682	6,682
Other	37	97
Total assets	$34,881	$32,230

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,972	$4,851
Operating lease liabilities	56	218
Deferred revenue	9,337	8,619
Contingent consideration	116	225
Term loan, current	850	503
Total current liabilities	15,331	14,416

Long term liabilities:
Term loan, net	15,568	12,479
Operating lease liabilities	264	—
Deferred revenue	57	5
Contingent consideration, long term	300	300
Other	138	226
Total liabilities	31,658	27,426

Stockholders’ equity:
Preferred stock, $0.00001 par value, 10,000 shares authorized
Common stock, $0.00001 par value, 50,000 shares authorized, 12,561 and 12,383 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	1	1
Additional paid-in capital	110,074	108,201
Accumulated deficit	(106,852)	(103,398)
Total stockholders’ equity	3,223	4,804

Total liabilities and stockholders’ equity	$34,881	$32,230

AUDIOEYE, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES

(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2026	2025	2026	2025
Adjusted EBITDA Reconciliation
Net loss (GAAP)	$(865)	$(2)	$(2,979)	$(1,471)
Change in fair value of contingent consideration	—	(1,360)	—	(1,310)
Interest expense, net	267	244	498	473
Stock-based compensation expense	1,141	1,505	2,487	2,412
Acquisition expense (1)	50	33	102	33
Litigation expense (2)	1,074	607	2,906	1,329
Severance expense (3)	344	—	344	304
Lost deposit on alternative financing	—	—	—	50
Depreciation and amortization	963	888	1,974	1,663
Loss on disposal or impairment of long-lived assets	5	16	5	56
Loss on extinguishment of debt	—	—	—	300
Adjusted EBITDA	$2,979	$1,931	$5,337	$3,839
GAAP Net loss as a percent of revenue	(8)%	(0)%	(14)%	(8)%
Adjusted EBITDA margin (4)	28%	20%	25%	20%

Adjusted Earnings per Diluted Share Reconciliation
Net loss per common share (GAAP) — diluted	$(0.07)	$(0.00)	$(0.24)	$(0.12)
Change in fair value of contingent consideration	—	(0.11)	—	(0.10)
Interest expense, net	0.02	0.02	0.04	0.04
Stock-based compensation expense	0.09	0.12	0.19	0.19
Acquisition expense (1)	—	—	0.01	—
Litigation expense (2)	0.08	0.05	0.23	0.11
Severance expense (3)	0.03	—	0.03	0.02
Lost deposit on alternative financing	—	—	—	—
Depreciation and amortization	0.08	0.07	0.15	0.13
Loss on disposal or impairment of long-lived assets	—	—	—	—
Loss on extinguishment of debt	—	—	—	0.02
Adjusted earnings per diluted share (5)	$0.23	$0.15	$0.42	$0.30
Diluted weighted average shares (GAAP)	12,489	12,446	12,475	12,418
Includable incremental shares (Non-GAAP) (5)	337	214	329	202
Adjusted diluted shares (Non-GAAP)	12,826	12,660	12,804	12,620

(1)	Represents professional fees incurred in connection with acquisitions and dissolutions.

(2)	Represents legal expenses related primarily to non-recurring litigation.

(3)	Represents severance expense for an employee from a previously acquired business and for employees impacted by a reduction in force in 2026.

(4)	Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of GAAP revenue.

(5)	Adjusted earnings per adjusted diluted share for our common stock is computed using the treasury stock method.

AUDIOEYE, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES

(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2026	2025	2026	2025
Adjusted Gross Margin Reconciliation
Revenue	$10,716	$9,857	$21,269	$19,590
Less: Cost of revenue	2,267	2,238	4,568	4,233
Gross profit (GAAP)	$8,449	$7,619	$16,701	$15,357
Gross margin (GAAP)	79%	77%	79%	78%
Add expenses included in cost of revenue:
Depreciation and amortization	$484	$479	$992	$939
Stock-based compensation	56	58	146	136
Adjusted gross profit (non-GAAP)	$8,989	$8,156	$17,839	$16,432
Adjusted gross margin (non-GAAP)	84%	83%	84%	84%